UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

October 27, 2015

Office of the Chair of the Board

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders’ Meeting of Flexsteel Industries, Inc. on Monday, December 7, 2015, at 2:00 p.m. We welcome the opportunity to meet with those of you who find it convenient to attend.

Time will be provided for shareholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with shareholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting, but we may request to see some identification to establish that you are a shareholder of the Company.

We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.

Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Lynn J. Davis
Chair of the Board

Record Date:	October 9, 2015
Date of Meeting:	December 7, 2015
Time:	2:00 p.m.
Place:	Flexsteel Global Headquarters
385 Bell St.
Dubuque, IA 52001

IMPORTANT

Whether you own one share or many, each shareholder is urged to vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 7, 2015

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Flexsteel Industries, Inc. will be held at Flexsteel Global Headquarters, 385 Bell St, Dubuque, Iowa 52001, on Monday, December 7, 2015 at 2:00 p.m. for the following purposes:

1.	To elect two (2) Class II Directors to serve until the year 2018 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.
2.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

October 9, 2015 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy E. Hall
Secretary

October 27, 2015

IMPORTANT

Please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 7, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the accompanying proxy are solicited on behalf of the Board of Directors, referred to as the “Board”, of Flexsteel Industries, Inc. to be used at the Annual Meeting of Shareholders to be held on Monday, December 7, 2015, and any adjournments or postponements of the meeting, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.

The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, IA 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 27, 2015.

Meeting Purposes

At the meeting, shareholders will elect two (2) Class II directors, Mary C. Bottie and Eric S. Rangen, for three-year terms expiring at the shareholders meeting in 2018. We do not expect that any other business, except for routine or procedural matters, will be addressed at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.

Proxy Materials Available on Internet

In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On October 27, 2015, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2015 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.

Voting

Only shareholders of record at the close of business on October 9, 2015, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 7,556,871 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the Internet. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of Mary C. Bottie and Eric S. Rangen as Class II Directors (Proposal I).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the Internet, even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

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Shares Held by Broker

If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares in director elections without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote

If you wish to change your vote, you may do so by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary at P.O. Box 877, Dubuque, Iowa 52004-0877. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required

Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting who will be present at the meeting. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The two nominees that receive the highest number of “FOR” votes will be elected.

While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.

Number of Copies Sent to Household

For two or more shareholders sharing the same address, that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you.

However, we will promptly provide additional copies of our fiscal 2015 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-585-8392 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at http://www.flexsteel.com/about-us/investor-relations or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

More Information about Voting Your Shares

Information regarding the proxy process is available from the SEC on its website at http://www.sec.gov/spotlight/proxymatters.html.

PROPOSAL I

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation permit the election of thirteen Directors. The Board currently consists of ten persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination. The Nominating and Governance Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

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Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of September 30, 2015.

The Board of Directors believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders and the majority are independent as defined by the NASDAQ Stock Market listing standards.

The Board has determined that the Board shall consist of 8 members and has nominated, based on the recommendation of the Nominating and Governance Committee, Mary C. Bottie and Eric S. Rangen for election as Class II Directors of the Company. Two (2) of our previous Class II directors, Robert E. Deignan and James R. Richardson, will not stand for re-election at the Annual Meeting. Pursuant to our Bylaws, we have balanced the director classes and are proposing moving director Eric S. Rangen from a Class III director to a Class II director.

All nominees have been previously elected by the shareholders. The Class II Directors’ next term expires at the 2018 Annual Meeting or upon their respective successors being elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

DIRECTORS NOMINATED FOR RE-ELECTION, CLASS II

Mary C. Bottie Age 57 Director since 2003

 Retired Vice President, Motorola, Inc. Marketing and General Management (a public integrated communications and embedded electronic solutions company).

Ms. Bottie brings expertise in general management, operations, marketing, sales and human resources.

Ms. Bottie is Chair of the Compensation Committee and has served on the Audit and Ethics Committee.

Eric S. Rangen Age 58 Director since 2002

Senior Vice President, August 2015 to present, Senior Vice President and Chief Accounting Officer, 2006 to August 2015, UnitedHealth Group (a public diversified health and well-being company); Executive Vice President and Chief Financial Officer, 2001 to 2006, Alliant Techsystems Inc. (a public advanced weapons and space systems company); Partner 1994 to 2001, Deloitte & Touche LLP (an accounting firm); Director and Audit Committee Chair, Global Defense Technology & Systems Incorporated (a public company that provided mission-critical, technology based systems, solutions and services for national security agencies and other programs of the United States government).

Mr. Rangen brings experience in finance, general management, and human resources.

Mr. Rangen is Chair of the Audit and Ethics Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules. Mr. Rangen has served on the Compensation Committee.

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DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2016 ANNUAL MEETING, CLASS III

Jeffrey T. Bertsch Age 60 Director since 1997

 Senior Vice President Corporate Services, 2004 to present, Vice President Corporate Services, 1989 to 2004, Flexsteel Industries, Inc.; Director, American Trust and Savings Bank (an Iowa bank).

Mr. Bertsch brings knowledge of Flexsteel culture and provides insight and perspective on operations, finance, supply-chain management and information technology.

Lynn J. Davis Age 68 Director since 1999

Retired President and Chief Operating Officer, 2005 to 2006, August Technology (a public supplier of inspection equipment for microelectronic industry); Partner, 2002 to 2005, Tate Capital Partners (private investment firm); Corporate President and Chief Operating Officer, 2001, ADC Telecommunications, Inc. (a public supplier of network infrastructure products and services); President of Broadband Connectivity Group, 1992 to 2000, ADC Telecommunications, Inc., Director, Automated Quality Technologies, Inc. (manufacturer of non-contact measurement equipment); Director and Chair of Compensation Committee, Superconductor Technologies, Inc. (a public manufacturer of high temperature superconducting materials).

Mr. Davis brings a wide range of experience through his service in various management roles and as an independent director. Mr. Davis brings experience in finance, general management, human resources, marketing, sales and manufacturing.

Mr. Davis is the Chair of the Board of Directors. Mr. Davis has served on the Compensation Committee and the Audit and Ethics Committee.

Nancy E. Uridil Age 63 Director since 2010

Retired Senior Vice President, 2005 to 2014, Moen Incorporated (fashion plumbing and durable goods); Senior Vice President, 2000 to 2005, Estee Lauder Companies (cosmetics and hair care); Senior Vice President, 1996 to 2000, Mary Kay, Inc. (cosmetics and direct selling); Multiple positions,1974 to 1996, Procter & Gamble. Director, Federal Home Loan Bank of Cincinnati.

Ms. Uridil brings experience in strategic planning, building global brands, general management, operational expertise in all aspects of global supply chains, and human resources.

Ms. Uridil is the Chair of the Nominating and Governance Committee and serves on the Compensation Committee.

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DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE

2017 ANNUAL MEETING, CLASS I

Karel K. Czanderna Age 59 Director since 2012

President and Chief Executive Officer, July 2012 to present, Flexsteel Industries, Inc.; Group President of Building Materials, 2008 to 2011, Owens Corning (a global producer of building materials, glass-fiber reinforcements and engineered materials for composite systems); Vice President and General Manager of KitchenAid, Jenn-Air, cooking and refrigeration, 2002 to 2008, Whirlpool Corporation (a manufacturer and marketer of home appliances).

Ms. Czanderna brings experience in marketing, product development, global supply chain, human resources and general management.

Thomas M. Levine Age 66 Director since 2010

Independent Management Advisor, 1995 to present; Executive Vice President, 1982 to 1999, Fostin Capital Corp (a venture capital investment management company); Vice President, 1982 to 1994, Foster Industries, Inc. (a private investment company); Partner, 1980 to 1982, Associate, 1974 to 1979, Berkman Ruslander Pohl Lieber & Engel (a corporate law firm).

Mr. Levine brings experience in general management, business and legal matters.

Mr. Levine is a member of the Nominating and Governance and Audit and Ethics Committees. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

Robert J. Maricich Age 65 Director since 2010

Chief Executive Officer, May 2011 to present, International Market Centers, L. P. (the world’s largest owner and operator of markets and showrooms for the furniture, home décor and gift industries in High Point, NC and Las Vegas, NV); President and Chief Executive Officer, 2008 to 2011, of the predecessor company, World Market Center Ventures LLC; President and Chief Executive Officer, 2000 to 2007 and Senior Vice President, 1996 to 1999, Century Furniture Industries, Inc. (a furniture manufacturer); President, 1990 to 1996 of two operating companies of LADD Furniture Co., Inc. (a furniture manufacturer).

Mr. Maricich brings experience in engineering, manufacturing, product development, sales and marketing and general management.

Mr. Maricich is a member of the Compensation Committee and the Audit and Ethics Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board recommends a vote for its Director nominees named in this proxy statement. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made for fiscal 2015. The Compensation Committee of the Board of Directors, referred to as the “Committee”, is responsible for establishing the policies and programs for compensating the named executive officers. The Committee is comprised of independent directors as defined in The NASDAQ Stock Market listing standards. The Committee also has oversight responsibility of our cash incentive compensation plan, stock plans, long-term incentive plan and other benefit plans for our named executive officers.

Compensation Philosophy and Objectives. We believe it is in our shareholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with our strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in a rapidly changing market. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We further believe that our executive compensation principles have resulted in executive compensation decisions that have appropriately recognized executive performance which have benefited the Company and our shareholders and are expected to drive long-term shareholder value. The following list provides the guiding principles of our compensation programs:

•	Attract and retain highly competitive leaders;

•	Link pay to performance;

•	Incent executives to grow the business and increase shareholder value;

•	Reward team and individual results;

•	Make a significant level of total target compensation “at risk”;

•	Compete with our peer group;

•	On aggregate, high performers base salary will be higher than the peer set; and

•	Our compensation plans will be easy to understand.

Key compensation decisions made by the Committee include:

•	Salary and incentives in our executive officer compensation programs are set to the median of our peer group, for commensurate performance;
•	Annual cash incentive and long-term incentives are based on performance, requiring the achievement of pre-determined individual financial and non-financial goals, which drive shareholder value;
•	A limited number of perquisites are offered.

At the 2013 shareholder’s meeting our shareholders approved an advisory (non-binding) proposal concerning our fiscal 2013 executive compensation program with approximately 97% of the votes cast in favor of the proposal. Although the Committee interprets this vote as an affirmation of the Company’s executive compensation program, the Committee will continue to explore ways to further align executive compensation with the interests of shareholders. Our shareholders also approved our recommendation to perform a say-on-pay vote every three years.

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Competitive Positioning and Compensation Consultant. The Committee regularly reviews executive compensation levels to ensure we will be able to attract and retain the caliber of executives needed to run our business and that pay for executives is reasonable and appropriate relative to market practice. The Committee periodically completes an in-depth analysis of the Company’s compensation philosophy and structure, including the level of various compensation components, such as salary, annual incentive, and long-term incentive opportunities among peer group companies assisted by an independent compensation consulting firm. The most recent survey was completed for the Committee in early 2013 with the assistance of the independent consulting firm of Meridian Compensation Partners, LLC, referred to as “Meridian”. Based on this review, the Committee recommended to our Board of Directors that it adopt new forms of short and long-term management incentive plans, including the Cash Incentive Compensation Plan, Long-Term Incentive Compensation Plan and the Omnibus Stock Plan. While the compensation of an individual executive may vary, our policy is to target aggregate compensation for executive officers at median competitive levels, provided there is commensurate performance by the executive. Meridian identified and the Committee approved 13 peer companies for use in executive compensation reviews as follows:

•	American Woodmark Corporation	•	Kimball International, Inc.
•	Bassett Furniture Industries, Inc.	•	Knoll, Inc.
•	Dixie Group, Inc.	•	La-Z-Boy Incorporated
•	Ethan Allen Interiors Inc.	•	Lifetime Brands, Inc.
•	Hooker Furniture Corporation	•	Patrick Industries, Inc.
•	iRobot Corporation	•	Select Comfort Corporation
•	Johnson Outdoors Inc.

Role of Executives in Establishing Compensation. Our Chief Executive Officer plays an integral role in recommending compensation for executive officers (including base salary and performance-based annual and long-term cash and equity compensation). Our Chief Executive Officer participates in Committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of The NASDAQ Stock Market LLC, our Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for herself. The Committee approves the compensation for all executive officers.

Components of Executive Compensation. The principal components of our executive compensation program include base salary, annual cash incentive compensation and longer-term incentives using our common stock and benefit programs.

Base Salary.   An individual executive’s base salary is based upon the executive’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation including any change in the executive’s responsibilities, the executive’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Committee.

The base salary of Karel K. Czanderna, our Chief Executive Officer, remained the same in fiscal 2015 as compared to fiscal 2014. The base salary of Timothy E. Hall, our Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary, increased in fiscal 2015 as compared to fiscal 2014 from $300,000 to $315,000 based on changes in competitive salary levels and performance. The base salary of Julia K. Bizzis, SVP Strategic Growth, increased in fiscal 2015 as compared to fiscal 2014 from $250,000 to $285,000 based on changes in competitive salary levels and expanded job responsibilities. The base salary for James R. Richardson remained the same in fiscal 2015 as compared to fiscal 2014. The Committee’s action not to increase the base salaries of the named executive officers, other than Mr. Hall and Ms. Bizzis, is consistent with the Committee’s philosophy to shift more of these named executive officers’ total compensation to incentive based compensation. The Committee believes the base salaries of the named executive officers for fiscal 2015 were at acceptable market rates.

Cash Incentive Compensation.   Based upon the recommendation of the Compensation Committee, our Board of Directors adopted, and our shareholders approved at the 2013 Annual Meeting of Shareholders, the Flexsteel Industries, Inc. Cash Incentive Compensation Plan, referred to as the “CIP”. The purpose of our CIP is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s annual operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. After the completion of the year, the Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award levels are expressed as a percentage of the executive officer’s base salary ranging from 50% to 115% based on the individual’s responsibility level and total compensation. The objectives for fiscal year 2015 for each of the named executive officers, including weighting for each objective, were (i) Ms. Czanderna, Mr. Hall and Mr. Bertsch: 50% diluted earnings per share, 10% net sales, 30% free cash flow, and 10% leadership and effectiveness; (ii) Mr. Richardson: 10% diluted earnings per share, 10% free cash flow, 10% leadership and effectiveness and 70% related to individual goals in his area of responsibility; (iii) Ms. Bizzis: 40% diluted earnings per share, 20% net sales, 20% free cash flow, and 20% leadership and effectiveness.

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The performance objectives under the cash incentive compensation plan for fiscal 2015 were as follows:

•	Target: diluted earnings per share: $2.63, net sales: $476.3 million, free cash flow: $16.3 million.
•	Threshold: diluted earnings per share: $2.20, net sales: $450.0 million, free cash flow: $13.9 million.
•	Maximum: diluted earnings per share: $3.33, net sales: $520.0 million, free cash flow: $20.3 million.

Cash incentive compensation made to named executive officers for fiscal 2015 for achievement of corporate performance objectives are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

Long-Term Incentives.  Based upon the recommendation of the Committee, our Board of Directors adopted, and our shareholders approved at the 2013 Annual Meeting of Shareholders, the Flexsteel Industries, Inc. Long-Term Incentive Compensation Plan, referred to as the “LTIP”, and the Flexsteel Industries, Inc. Omnibus Stock Plan, referred to as the “Stock Plan”. The purpose of the LTIP and Stock Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.

Long-Term Incentive Compensation Plan.  Under the LTIP, it is generally intended that the established performance goal or goals will be measured over a three-year period. The LTIP lists 31 potential corporate performance objectives. The Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. The Committee selected fully-diluted earnings per share for the three-year performance period beginning on July 1, 2014 and ending on June 30, 2017. The performance objective was selected as the best reflection of our corporate performance as most relevant to our shareholders, at this time. The specific performance targets are expressed in an aggregate amount for the three-year period. The Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value.

At the start of each three-year performance period, the Committee establishes a target number of shares of our common stock that each executive can earn subject to our achievement over the three-year performance period of threshold, target and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. The target number of shares will differ for each executive based on the executive’s base salary at the beginning of the performance period. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The number of shares for which the named executive officers are eligible for the three-year period ending June 30, 2017 are set forth in the Grants of Plan Based Awards table.

Omnibus Stock Plan.  Under the Stock Plan, while the Committee may grant awards to participants in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or performance units, the Company has only granted stock options to executive officers under the Stock Plan. Stock options awarded under shareholder approved plans, give executives the opportunity to purchase our common stock for a term not to exceed ten years and at a price of no less than the closing sale price of our common stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option. The Committee recognizes that each executive officer, rather than the Committee, decides whether or not to exercise an option at any given time. For this reason, the Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. Historically, stock options are immediately exercisable. The Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future. Stock options are granted at the Committee’s regularly scheduled meeting, based on recommendations from the Chief Executive Officer. Most Committee meetings are scheduled a year in advance. Scheduling decisions for Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Committee will consider granting various types of equity to newly hired executives on a case-by-case basis.

The number of option shares granted in fiscal 2015 to each of the named executive officers is set forth in the Grants of Plan Based Awards table.

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Severance Benefits. Karel Czanderna, our President and Chief Executive Officer, has post-termination benefits under her employment letter dated June 29, 2012 which are described under “Executive Compensation – Potential Payments Upon Termination or Change-In-Control” below. Our notification of awards under our Incentive Compensation Plans provides that the employment requirement is satisfied in the event that the participant is terminated in connection with a change in control. Other than those agreements, we do not provide any special termination or change-in-control benefits to our other named executive officers.

Retirement Benefits. The Company makes available to Mr. Bertsch, Mr. Hall and Mr. Richardson benefits under our Senior Officers Supplemental Retirement Plan, referred to as the “Supplemental Plan”. Mr. Bertsch and Mr. Richardson are eligible to participate in the Voluntary Deferred Compensation Plan, referred to as the “Voluntary Plan”. No other executive officers are eligible to participate in these retirement benefits. These plans are discussed after the Summary Compensation table.

Other Compensation and Benefits. We may provide the following perquisites to our executive officers:

•	country club dues;
•	tax planning services;
•	supplemental health insurance;
•	furniture program; and
•	use of a company-provided car.

These perquisites are provided to retain executives for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All other compensation” of the Summary Compensation Table.

Other Policies. The Company’s cash and long-term incentive plans provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or any “clawback” policy adopted by the Company. The Company does not have formal stock ownership guidelines, but all Board members and executive officers are encouraged to own Company stock. The Company does not have a formal policy on hedging of its stock.

Tax Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct certain compensation of more than $1,000,000 that is paid to named executive officers. Performance-based stock awards, option grants and cash incentives awarded pursuant to the compensation plans adopted at the 2013 Annual Shareholders’ Meeting all qualify as performance-based compensation exempt from the tax deduction limit so long as the performance goal requirements of Section 162(m) have been met. In certain situations, the Committee has approved and in the future may approve compensation that will not meet the 162(m) requirements in order to ensure competitive levels of total compensation for our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Mary C. Bottie	Robert J. Maricich	Nancy E. Uridil
Chair

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Summary Compensation Table

The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by (i) the individual that served as our principal executive officer referred to as “Chief Executive Officer”, during our fiscal year ended June 30, 2015, referred to as “fiscal 2015”; (ii) the individual that served as our principal financial officer referred to as “Chief Financial Officer”, during fiscal 2015; and (iii) our three most highly compensated individuals who served as executive officers of Flexsteel other than our Chief Executive Officer and Chief Financial Officer at the end of fiscal 2015. The Chief Executive Officer, the Chief Financial Officer and the three executive officers named below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Karel K. Czanderna President and Chief Executive Officer	2015 2014 2013	600,000 600,000 600,000	– 60,000 600,000	480,000 480,000 420,998	22,112 27,720 149,150	966,280 1,017,319 44,632	33,169 (5) 33,128 (5) 853,184 (5)	2,101,561 2,218,167 2,667,964
Timothy E. Hall Chief Financial Officer, Senior Vice President – Finance, Treasurer and Secretary	2015 2014	315,000 300,000	– –	173,250 135,000	14,511 18,480	248,424 306,094	124,473 (5) 102,495 (5)	875,658 862,069
James R. Richardson Senior Vice President, Sales and Marketing	2015 2014 2013	333,600 333,600 333,600	– – –	55,600 166,800 60,048	– 18,480 16,599	251,793 305,306 293,288	80,875 (6) 68,966 (6) 74,197 (6)	721,868 893,152 777,732
Jeffrey T. Bertsch Senior Vice President, Corporate Services	2015 2014 2013	285,000 291,000 291,000	– – –	99,750 95,550 49,140	6,910 18,480 16,599	192,892 247,955 237,036	73,914 (5) 83,947 (5) 77,778 (5)	658,466 736,932 671,553
Julia K. Bizzis Senior Vice President, Strategic Growth	2015 2014	285,000 250,000	– 50,000	128,250 100,000	14,511 18,480	280,303 235,189	20,676 (5) 63,528 (5)	728,740 717,197

(1)	The amounts shown for Ms. Czanderna for 2014 represent a bonus for the transformational work accomplished during fiscal year ended June 30, 2014 that resulted in shareholder value and for 2013 represent a target award under the Company's annual incentive program of 100% of her base salary guaranteed for fiscal year 2013 as part of her signing on with the Company. The amount shown for Ms. Bizzis for 2014 represent a bonus as part of her signing on with the Company.

(2)	The amounts shown represent target three-year performance stock awards granted under the long-term incentive plans during each fiscal year. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2015 three-year performance period is July 1, 2014 – June 30, 2017. The 2014 three-year performance period is July 1, 2013 – June 30, 2016. The 2013 three-year performance period is July 1, 2012 – June 30, 2015. Shares earned, if any, will be issued following each respective three-year performance period. The amounts shown reflect the grant date fair value of the awards assuming achievement of the target performance goals. The maximum share award value that could be issued for Ms. Czanderna is $960,000 for 2015, $960,000 for 2014 and $397,000 for 2013; Mr. Hall is $346,500 for 2015 and $270,000 for 2014; Mr. Richardson is $111,200 for 2015, $333,600 for 2014 and $96,000 for 2013; Mr. Bertsch is $199,500 for 2015, $191,100 for 2014 and $79,000 for 2013; and Ms. Bizzis is $256,500 for 2015 and $200,000 for 2014. The amount shown for 2013 for Ms. Czanderna also includes the value of 10,000 restricted stock units of the Company’s common stock granted on July 2, 2012 as an inducement to employment of which 6,000 shares vested on July 2, 2015, 2,000 shares vest on July 2, 2016, and 2,000 shares vest on July 2, 2017. The restricted stock units were valued at a price per unit equal to the closing price on July 2, 2012, which was $20.50.

(3)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. The material terms of these options are set forth in the Outstanding Equity Awards at Fiscal Year-End table below. Included in Ms. Czanderna's 2013 amount is a sign-on equity grant of 25,000 fully vested stock options with an exercise price equal to the closing price on July 2, 2012, which was $20.50.

(4)	The amounts shown represent the cash earned under the Company’s cash incentive compensation plan for each respective fiscal year and cash payments made under the 2007 Long-Term Management Incentive Plan for the three-year performance period ending on the respective fiscal year.

(5)	Includes amounts paid or accrued for the following perquisites and personal benefits: tax planning services, country club dues, supplemental health insurance, furniture program, company retirement plan contributions and matching contributions to our 401(k) plan. For Ms. Czanderna, 2013 includes relocation costs of $828,984 which include amounts to cover tax obligations of $283,577. For Ms. Bizzis, 2014 includes $36,880 to cover tax obligations. The amounts of our contributions to the senior officer supplemental retirement plan for 2015, 2014 and 2013 for Mr. Bertsch were $43,000, $43,000 and $44,000, respectively, and $79,000 and $76,000 for 2015 and 2014 for Mr. Hall.

(6)	Includes amounts paid or accrued for the following perquisites and personal benefits: tax planning services, country club dues, supplemental health insurance, use of a company-provided car, furniture program, company retirement plan contributions and matching contributions to our 401(k) plan. The amounts of our contributions to the senior officer supplemental retirement plan for 2015, 2014 and 2013 for Mr. Richardson were $29,000, $29,000 and $30,000, respectively.

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2007 Long-Term Management Incentive Compensation Plan

The plan provides for shares of common stock and cash to be awarded to certain officers and key employees based on performance targets set by the Compensation Committee of the Board. The Company’s shareholders approved 500,000 shares to be issued under the plan. As of June 30, 2015, 215,082 shares have been issued under this Plan. During September 2015, an additional 25,243 shares were issued based on the results achieved for the performance period July 1, 2012 to June 30, 2015. The committee selected consolidated operating results for organic net sales (weighted 20%) and fully-diluted earnings per share (weighted 80%) for each three-year performance period. For the prior three-year performance periods ended on June 30, 2015, 2014 and 2013, named executive officers realized rewards under the LTIP at a weighted average rate of 115%, 124% and 108% of the organic net sales and fully-diluted earnings per share levels, respectively. The Committee also specified that payouts, if any, for awards earned will be 60% Company common stock and 40% cash. No additional grants will be made under this plan after June 30, 2015.

Senior Officer Supplemental Retirement Plan

We maintain supplemental retirement plans, collectively referred to as the “Supplemental Plan”, which provides for additional annual defined contributions toward retirement benefits to three of our executive officers, including Mr. Hall, Mr. Bertsch and Mr. Richardson. The additional contribution is stipulated in the executive’s individual agreements or in the document governing the arrangements. Earnings are credited to the accumulated contributions based on the investment return of assets we designate for this obligation. The amount of the contribution for each named executive officer is reported in the Summary Compensation Table in the column titled “All Other Compensation”. Distributions begin six months after separation of service when the executive retires or in some cases when the executive terminates employment. Distributions are paid in installments or lump sums as elected by the executive. Under the Supplemental Plan Messrs. Hall and Bertsch are entitled to monthly payments of $5,000 until they reach or would have reached age 65 upon termination of employment due to death or disability.

Voluntary Deferred Compensation

We maintain the Flexsteel Industries, Inc. Voluntary Deferred Compensation Plan, referred to as the “Voluntary Plan”, which allows Mr. Bertsch and Mr. Richardson the opportunity to voluntarily defer, based on annual elections, 10% to 30% of their base salary, 10% to 100% of annual incentive compensation and 33% to 100% of their long-term incentive compensation. We offer this opportunity to assist them in income tax and estate planning purposes. They may elect an earnings credit based on the prime interest rate effective on January 1 of each calendar year, the annual return of the S&P 500 Index as of the end of the calendar year, or a combination of the two. Distributions are made upon the earliest of the participant’s death, disability, or the date which is six months after the date of their separation of service from the Company. The Voluntary Plan does not permit contributions from the Company.

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Grants of Plan-Based Award

The following table sets forth certain information relating to non-equity and equity incentive plan awards granted to our named executive officers during fiscal 2015.

								All Other
								Option
								Awards:	Exercise	Grant Date
	Estimated Future Payouts				Estimated Future Payouts			Number of	or Base	Fair Value
	Under Non-Equity				Under Equity			Securities	Price of	of Stock
	Incentive Plan Awards (1)				Incentive Plan Awards (2)			Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options (3)	Awards	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Karel K. Czanderna	12/08/14							3,200	31.06	22,112
	07/01/14	276,000	690,000	1,380,000
	07/01/14				5,757	14,393	28,786			480,000

Timothy E. Hall	12/08/14							2,100	31.06	14,511
	07/01/14	63,000	157,500	315,000
	07/01/14				2,078	5,195	10,390			173,250

James R. Richardson	07/01/14	66,720	166,800	333,600
	07/01/14				667	1,667	3,334			55,600

Jeffrey T. Bertsch	12/08/14							1,000	31.06	6,910
	07/01/14	57,000	142,500	285,000
	07/01/14				1,196	2,991	5,982			99,750

Julia K. Bizzis	12/08/14							2,100	31.06	14,511
	07/01/14	57,000	142,500	285,000
	07/01/14				1,538	3,846	7,691			128,250

(1)	These columns show the potential range of payouts for fiscal 2015 performance under our cash incentive program described in the section titled “Cash Incentive Compensation” in the “Compensation Discussion and Analysis” above. The cash incentive payments for 2015 performance are shown in the column “Non-equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)	These columns show the potential range of payouts of three-year performance stock awards granted under the Long-Term Management Incentive Plan during fiscal 2015. The 2015 three-year performance period is July 1, 2014 – June 30, 2017.

(3)	The amounts represent stock options granted on December 8, 2014 in accordance with our Omnibus Stock Plan described in the “Compensation Discussion and Analysis” above. The options are fully vested at the time of grant and they expire on December 8, 2024.

(4)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at June 30, 2015 for each of our named executive officers.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Performance Period	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Karel K. Czanderna						07/01/2013- 06/30/2016	7,424	319,900
						07/01/2014- 06/30/2017	5,757	248,069
						07/01/2015- 06/30/2018	4,734	203,988
				10,000	430,900
	25,000	20.50	07/02/2022
	5,000	19.77	12/10/2022
	3,600	27.57	12/09/2023
	3,200	31.06	12/08/2024
Timothy E. Hall						07/01/2013- 06/30/2016	2,088	89,972
						07/01/2014- 06/30/2017	2,078	89,541
						07/01/2015- 06/30/2018	1,900	81,871
	11,880	8.42	12/07/2019
	5,000	17.23	12/06/2020
	5,000	13.90	12/12/2021
	3,300	19.77	12/10/2022
	2,400	27.57	12/09/2023
	2,100	31.06	12/08/2024
James R. Richardson						07/01/2013- 06/30/2016	2,580	111,172
						07/01/2014- 06/30/2017	667	28,741
	2,400	27.57	12/09/2023
Jeffrey T. Bertsch						07/01/2013- 06/30/2016	1,478	63,687
						07/01/2014- 06/30/2017	1,196	51,536
						07/01/2015- 06/30/2018	154	6,636
	10,000	12.35	12/10/2017
	20,000	6.81	12/08/2018
	15,000	8.42	12/07/2019
	5,000	17.23	12/06/2020
	5,000	13.90	12/12/2021
	3,300	19.77	12/10/2022
	2,400	27.57	12/09/2023
	1,000	31.06	12/08/2024
Julia K. Bizzis						07/01/2013- 06/30/2016	1,547	66,660
						07/01/2014- 06/30/2017	1,538	66,272
						07/01/2015- 06/30/2018	1,369	58,990
	5,618	22.82	01/02/2023
	1,200	27.57	12/09/2023
	2,100	31.06	12/08/2024

(1)	All option awards are fully vested as of the date of grant.

(2)	Represents Restricted Stock Units; 6,000 shares that vested on July 2, 2015, 2,000 shares that vest on July 2, 2016 and 2,000 shares that vest on July 2, 2017.

(3)	The amount shown reflects the fair value of the Restricted Stock Units based on the June 30, 2015 closing stock price of $43.09 per share.

(4)	The amounts shown represent the potential three-year performance stock awards granted under the Long-Term Incentive Plan during each fiscal year. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period.

(5)	The amounts shown reflect the fair value of the awards based on the June 30, 2015 closing stock price of $43.09 per share, assuming achievement of the minimum performance goals.

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Option Exercises and Stock Vested

The following table sets forth certain information for each of our named executive officers regarding the exercise of stock options and the payout of performance shares under the 2007 Long-Term Management Incentive Compensation Plan that were earned during the fiscal year ended June 30, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Karel K. Czanderna	–	–	12,596	542,762
Timothy E. Hall	8,100	193,671	3,735	160,941
James R. Richardson	–	–	5,667	244,191
Jeffrey T. Bertsch	20,750	471,095	2,865	123,453
Julia K. Bizzis	5,582	48,818	–	–

(1)	The value realized is calculated by multiplying the number of shares acquired and exercised by the difference between the market price of common stock at exercise and the exercise price.

(2)	Includes the payment of performance shares which vested on June 30, 2015, upon subsequent confirmation by the Compensation Committee that performance goals had been achieved. The value realized was determined by multiplying the number of vested shares by the closing market price of the Company’s common stock on June 30, 2015, the shares were distributed in September 2015.

Nonqualified Deferred Compensation

The following information sets forth certain information relating to nonqualified deferred compensation as of June 30, 2015 for our named executive officers. For a description of the Supplemental Plan and Voluntary Plan, see the discussion following the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)	Company Contribution in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Timothy E. Hall
Supplemental Plan	N/A	78,817	64,962	–	613,043
James R. Richardson
Supplemental Plan	N/A	29,273	240,441	–	1,914,337
Voluntary Plan	–	N/A	13,749	–	330,450
Jeffrey T. Bertsch
Supplemental Plan	N/A	42,524	92,863	–	824,385
Voluntary Plan	212,939 (1)	N/A	37,935	–	640,810

(1)	This amount was included in either the Non-Equity Incentive Plan Compensation or Stock Awards columns of the Summary Compensation Table above.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	The contributions by the executive and the Company were reported as compensation in the Summary Compensation tables for previous years to the extent the person was a named executive officer.

Potential Payments Upon Termination or Change-In-Control

Letter Agreement with Karel K. Czanderna.  Effective July 1, 2012 the Company named Karel K. Czanderna, President and Chief Executive Officer. In connection with Ms. Czanderna’s appointment, the Company entered into a letter agreement with her, dated June 29, 2012.

As part of the letter agreement, if the Company terminates Ms. Czanderna for other than cause during the first seven years of her employment or Ms. Czanderna terminates for good reason, the Company will pay eighteen months of her base salary and one and one-half times the annual incentive bonus for the most recently completed fiscal year in a lump sum. Assuming Ms. Czanderna was terminated on June 30, 2015, she would be paid a lump sum of $1,383,140 and be reimbursed for eighteen months of health insurance payments valued at approximately $36,000, conditioned upon the execution of a mutually agreeable severance agreement that includes an eighteen month non-compete provision.

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Incentive Compensation Plans. Under the terms of the Company’s CIP and LTIP, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination, other than for cause, in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments in the event the participant competes with the Company within 2 years of termination or improperly uses Company confidential information. Assuming the named executive officers were involuntarily terminated for other than cause as a result of a change in control, such persons would be entitled to receive shares under the LTIP valued as of June 30, 2015 ($43.09 per share) as follows: Ms. Czanderna: $1,110,700; Mr. Hall: $334,750; Mr. Richardson: $288,390; Mr. Bertsch: $223,520; and Ms. Bizzis: $247,910. See the description of the Senior Officer Supplemental Retirement Plan and Voluntary Deferred Compensation Sections above and the Non-qualified Deferred Compensation Table for a description and amounts payable under the Supplemental Plan and the Voluntary Deferred Compensation Plan.

Director Compensation

The following table sets forth the cash and non-cash compensation for fiscal 2015 awarded to or earned by each of our directors who is not also a named executive officer.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Lynn J. Davis	61,500	19,635	81,135
Mary C. Bottie	39,000	19,635	58,635
Robert E. Deignan	41,750	19,635	61,385
Ronald J. Klosterman (4)	16,500	–	16,500
Thomas M. Levine	45,250	19,635	64,885
Robert J. Maricich	41,750	19,635	61,385
Eric S. Rangen	41,000	19,635	60,635
Nancy E. Uridil	44,250	19,635	63,885

(1)	As of June 30, 2015, each Director who is not an employee had the following stock options outstanding; Mr. Davis, 23,000 options; Ms. Bottie, 20,500 options; Mr. Deignan, 10,500 options; Mr. Klosterman, 25,580 options; Mr. Levine, 8,000 options; Mr. Maricich, 5,500 options; Mr. Rangen, 20,500 options; and Ms. Uridil, 13,000 options.

(2)	Each Director who is not an employee of the Company is paid a retainer at the rate of $16,500 per year. In addition, each is paid a fee of $4,125 for each Board meeting each attends. The Chair of the Board is paid a retainer of $29,000 per year and a fee of $7,250 for each Board meeting attended. For attending a committee meeting each is paid a fee of $1,750. The Chair of each Committee is paid $2,000 for each meeting attended. We pay no additional remuneration to our employees who are Directors.

(3)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Each Director who is not employed by us receives on the first business day after each annual meeting a non-discretionary, non-qualified stock option grant for 2,750 shares valued at fair market value on the date of grant, exercisable for 10 years. Each person who becomes for the first time a non-employee member of the Board, including by reason of election, appointment or lapse of three (3) years since employment by us, will receive an immediate one-time option grant for 2,500 shares.

(4)	Mr. Klosterman served as a Director for six-months of fiscal year 2015.

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CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of the ten members. During the fiscal year ended June 30, 2015, four meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and the committees on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meetings, but the Board encourages all its members to attend the annual meeting of shareholders. All members of the Board of Directors attended the prior year’s annual meeting.

The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The NASDAQ Stock Market listing standards: Mary C. Bottie, Lynn J. Davis, Robert E. Deignan, Thomas M. Levine, Robert J. Maricich, Eric S. Rangen and Nancy E. Uridil. The independent directors meet periodically in executive session as part of a Board meeting without the Chief Executive Officer or other management directors present.

Board Leadership Structure

The Board elected an independent director, Mr. Davis, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on leading our day-to-day operations while the Chair of the Board can focus on leading the Board.

Ability of Shareholders to Communicate with the Board of Directors

The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the directors.

Committees of the Board

Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board of Directors has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at www.flexsteel.com in the Investors section. The principal duties of the three committees are set forth below.

Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices respecting compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held four meetings during the fiscal year ended June 30, 2015. The Committee members are Eric S. Rangen - Chair, Thomas M. Levine and Robert J. Maricich. The Board has determined that three members of the Audit and Ethics Committee qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act”, and have designated Eric S. Rangen, Thomas M. Levine and Robert J. Maricich as audit committee financial experts.

Compensation Committee – Makes recommendations regarding Board compensation; reviews performance, compensation and benefits of all executive officers; determines stock option grants; and develops and maintains succession planning policies and criteria for executive officers. The Committee held three meetings during the fiscal year ended June 30, 2015. The Committee members are Mary C. Bottie - Chair, Robert J. Maricich and Nancy E. Uridil.

Nominating and Governance Committee – Recommends directors and reviews qualifications of director candidates; evaluates Board performance; develops and recommends a succession plan for the Board; reviews and recommends the practices, policies and procedures of the Board; conducts new Board member orientation and ongoing education for Board members; and reviews corporate responsibility, diversity and sustainability. The Committee held three meetings during the fiscal year ended June 30, 2015. The Committee members are Nancy E. Uridil - Chair, Robert E. Deignan, and Thomas M. Levine.

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Stock Option Granting Policy – The Compensation Committee has formalized its stock option granting practices by adopting a policy for the grant of stock options. The policy reflects the Compensation Committee’s long-standing approach to stock option grants described above. In addition, the policy provides, among other things, that all grants of stock options must be approved by the Compensation Committee or its designee; stock options may not be granted to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; the grant date for each option will be the date of the Compensation Committee meeting at which action was taken to approve the stock option; the exercise price for the stock option will be equal to the last sale price per share of our common stock as reported on The NASDAQ Stock Market on the grant date; specifies procedures for granting stock options to newly hired executives; and that any program, plan or practice to time or select the grant dates of stock options in coordination with the release by us of material non-public information is prohibited.

Nominating Matters – The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers the candidate’s expertise in finance, general management, human resources, legal, marketing, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has not established specific minimum eligibility requirements for candidates other than high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age and ensuring that a substantial majority of the board remains independent.

In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate, as well as on a periodic basis in connection with the composition of the Board as a whole.

If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, along with our Chief Executive Officer.  Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate.  The Nominating and Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board.  The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders.  Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee.  Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled Proposals by Shareholders. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company, which are beneficially owned by each such nominee.

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Audit and Ethics Committee Report

The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

Eric S. Rangen	Thomas M. Levine	Robert J. Maricich
Chair

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees, regularly review strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Ethics Committee performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the full Board. The Audit and Ethics Committee also is responsible for assessing risk related to our capital structure, significant financial exposures, our risk management and major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risk associated with such programs. The Compensation Committee considers risk in connection with its design of compensation programs for our executives.

Code of Ethics

The Company has had a written code of ethics titled Guidelines for Business Conduct for many years. The code of ethics applies to the Company’s directors and employees including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at http://www.flexsteel.com/about-us/investor-relations in the Corporate Governance section. The Company intends to post any amendments to or waivers of its code of ethics (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on its website.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Mary C. Bottie, Chair, and Nancy E. Uridil, neither of which is, or has been, an officer of the Company. Robert J. Maricich is also a member of the Compensation Committee and served as an officer of the Company from May 1, 1989 to July 12, 1989. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s compensation committee. No executive officer of the Company served as a member of the compensation committee of another entity which had an executive officer who served as a director of the Company.

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OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 30, 2015. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned(1)(2)	Percent of Common Stock Outstanding(5)
Jeffrey T. Bertsch	Senior Vice President Corporate Services, Director	312,123 (3)(4)	4.1%
Julie K. Bizzis	Senior Vice President, Strategic Growth	16,008	0.2%
Mary C. Bottie	Director	24,300	0.3%
Karel K. Czanderna	President and Chief Executive Officer	70,575	0.9%
Lynn J. Davis	Director	35,500	0.5%
Robert E. Deignan	Director	30,500	0.4%
Timothy E. Hall	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary	61,188	0.8%
Thomas M. Levine	Director	14,790	0.2%
Robert J. Maricich	Director	19,620	0.3%
Eric S. Rangen	Director	25,750	0.3%
James R. Richardson	Director	193,052(4)	2.6%
Nancy E. Uridil	Director	20,150	0.3%

All Directors and Executive Officers as a Group (12)		823,556	10.6%

(1)	Includes the following number of shares which may be acquired by exercise of stock options: J.T. Bertsch – 61,700; J.K. Bizzis – 8,918; M.C. Bottie – 20,500; K.K. Czanderna – 39,120; L.J. Davis – 23,000; R.E. Deignan – 10,500; T.E. Hall – 31,188; T.M. Levine – 8,000; R.J. Maricich – 5,500; E.S. Rangen – 20,500; J.R. Richardson – 2,400; N.E. Uridil – 13,000.
(2)	Includes shares, if any, owned beneficially by their respective spouses.
(3)	Does not include 111,153 shares held in irrevocable trusts for which trusts American Trust & Savings Bank serves as sole trustee. Under the Terms of Trust, J. T. Bertsch has a possible contingent interest in each trust. J. T. Bertsch disclaims beneficial ownership in the shares held by each such trust.
(4)	Includes the following number of shares deferred pursuant to election to participate in the Company’s Voluntary Deferred Compensation Plan: J.T. Bertsch – 17,829; J.R. Richardson – 15,049.
(5)	Shares of the Company’s common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire the shares as of September 30, 2015, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

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OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS

To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company as of September 30, 2015 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned (1)	Percent of Class
Dimensional Fund Advisors LP, 6300 Bee Cave Rd., Bldg. One, Austin, TX 78746	600,217(2)	8.0%
AT Bancorp, 895 Main St., Dubuque, IA 52004-0938	403,274(3)	5.4%
(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares, except as noted below.
(2)	The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2015, which reflects sole voting power with respect to 600,217 shares and shared dispositive power with respect to 619,701 shares.
(3)	The number of shares beneficially owned is based on information provided in a Schedule 13F filed with the Securities and Exchange Commission on July 23, 2015, which reflects sole voting power over 403,274 shares and investment discretion over 481,377 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2015. In addition to performing the audit of the Company's consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2015 and 2014.

The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2015 and 2014 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders.

(in thousands)	2015	2014
Audit Fees (1)	$510	$517

(1)	Professional fees and expenses for the audit of financial statements for fiscal 2015 and fiscal 2014 consisted of (i) audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; and (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2015 about the Company’s equity compensation plans, including the Company’s stock option plans and long-term management incentive plan. All of these plans have been approved by shareholders. In addition, the inducement grant of restricted stock units for Karel K. Czanderna was not approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	457,067	$17.02	1,318,049
Equity compensation plans not approved by security holders – inducement grant restricted shares	10,000	$20.50	—
Total	467,067	$17.09	1,318,049

RELATED PARTY TRANSACTION POLICY

The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel.

Proposals By Shareholders

Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2016 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 30, 2016. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2016 annual meeting must provide the Company notice of such proposal no later than September 9, 2016. However, if the 2016 annual meeting is to be held before November 8, 2016 or after February 6, 2016, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2016 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

21

Section 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Robert J. Maricich was late in filing 15 reports involving 15 transactions. These transactions were made pursuant to Mr. Maricich’s inadvertent election in his online brokerage account to have his Company dividends reinvested in Company stock.

Other Matters

The percentage total number of the outstanding shares represented at each of the last three years shareholders’ annual meetings was as follows: 2012 – 77.0%; 2013 – 74.0%; 2014 – 70.0%.

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2015, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.

The Board does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.

Shareholders are urged to vote by Internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY E. HALL
Secretary

Dated:	October 27, 2015 Dubuque, Iowa

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FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IA 52004-0877

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96734-P70070	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following:

1.

To elect two (2) Class II Directors to serve until the year 2018 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.

	☐	☐	☐

Nominees:

01) Mary C. Bottie
02) Eric S. Rangen

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M96735-P70070

FLEXSTEEL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Robert J. Maricich and Nancy E. Uridil, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held on Monday, December 7, 2015 at 2:00 p.m. at the Flexsteel Global Headquarters, 385 Bell Street, Dubuque, Iowa 52001 and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side